EXHIBIT 15.1

PricewaterhouseCooper LLP One North Wacker Chicago, IL 60606 Telephone (312) 298 2000 Facsimile (312) 298 2001 www.pwc.com
December 29, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 1, 2008 and August 8, 2008 and November 7, 2008 on our review of condensed consolidated interim financial information of UniSource Energy Corporation (the “Company”) for each of the three-month periods ended March 31, 2008 and 2007, the three and six-month periods ended June 30, 2008 and 2007 and the three and nine-month periods ended September 30, 2008 and 2007 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 are incorporated by reference in it’s Registration Statement on Form S-8 dated December 30, 2008.
Very truly yours,
/s/ PricewaterhouseCoopers LLP